                                                                      EXHIBIT D

                                 SUPPORT AGREEMENT


     This SUPPORT AGREEMENT, is entered into as of September 17, 1999, among HK Merger Corp., a New York corporation ("HK") and the persons listed on Schedule A hereto (each a "Shareholder", and, collectively, the "Shareholders"). Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement (defined below).

     WHEREAS, Happy Kids Inc., a New York corporation (the "Company") and HK have, simultaneously with the execution and delivery of this Agreement, entered into an Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of HK with and into the Company (the "Merger"), which Merger has been recommended by the Special Committee of the Company's Board of Directors;

     WHEREAS, each Shareholder is the record and beneficial owner of the number of shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Shareholder's name on Schedule A hereto and under the heading "Total Shares" (such shares of the Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of the Company Common Stock that may be acquired after the date hereof by such Shareholder, including shares of the Company Common Stock issuable upon the exercise of options to purchase the Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"); and

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, HK has requested that the Shareholders enter into this Agreement;

     NOW, THEREFORE, to induce HK to enter into, and in consideration of it entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

     1. Representations and Warranties of the Shareholders. Each Shareholder acting solely in its capacity as a Shareholder and not as a Director of the Company, hereby, severally and not jointly, represents and warrants to HK as follows:

          (a) Authority. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of HK, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local, municipal or foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunal, (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares.

          (b) The Shares. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Except as set forth on Schedule B, the Shareholder owns of record or beneficially no shares of the Company Common Stock other than such Shareholder's Shares and shares of the Company Common Stock issuable upon the exercise of Company stock options, as set forth on Schedule A hereto.

          (c) Merger Agreement. The Shareholder understands and acknowledges that HK is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

     2. Representations and Warranties of HK. HK hereby represents and warrants to the Shareholders as follows:

          (a) Authority. HK has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by HK and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HK This Agreement has been duly executed and delivered by HK and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, constitutes a valid and binding obligation of HK enforceable in accordance with its terms.

          (b) Securities Act. The Shares will be acquired in compliance with, and HK will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

     3. Covenants of the Shareholders. Each Shareholder, severally and not jointly, to the extent he has the capacity to vote, solely in his capacity as Shareholder and not as a Director of the Company, agrees as follows:

          (a) Each Shareholder shall not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of his Shares to any person other than HK or HK's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to his Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby.

          (b) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall as requested by HK (including, without limitation, by cooperating with HK with respect to the irrevocable proxy granted to HK pursuant to Section 6 below), vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of Shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, such Shareholder shall as requested by HK as provided above vote (or cause to be voted) such Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Certificate of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

     4. Notice of Acquisition of Additional Shares. Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify HK of the number of any new Shares acquired by such Shareholder, if any, after the date hereof.

     5. Non-Solicitation. From and after the date hereof, each Shareholder, acting in his capacity as such, shall not:

          (a) directly or indirectly solicit, initiate, or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any material portion of the assets or any securities of, any merger, consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its Subsidiaries (such transactions being referred to herein as "Acquisition Proposals");

          (b) enter into, maintain, or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal;

          (c) agree to or endorse any Acquisition Proposal; or

          (d) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

     6. Grant of  Irrevocable  Proxy  Coupled with an Interest;  Appointment  of
Proxy.

          (a) Each Shareholder hereby irrevocably grants to, and appoints, John Black, Rick Rosen, and any other individual who shall hereafter be designated by HK, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction.

          (b) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

          (c) Each  Shareholder  hereby affirms that the proxy set forth in this
Section 6 is coupled  with an interest and is  irrevocable  until the earlier of
(i) such time as this Agreement

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terminates by mutual agreement of the parties,  (ii)  consummation of the Merger in accordance with the terms of the Merger Agreement, or (iii) HK terminating the Merger Agreement in accordance with its terms or (iv) the Company terminating the Merger Agreement in accordance with its terms. Such Shareholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this
Agreement.   Such  Shareholder  hereby  ratifies  and  confirms  all  that  such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 609 of the New York Business Corporation Law.

     7. Indemnity and Escrow.

          (a) Escrow. Upon the effective date of the Merger (the "Effective Date") and receipt of the cash consideration for certain of the Shares owned by Shareholders immediately prior to the Effective Date, Shareholders agree that they will deposit, and hereby direct the Exchange Agent (as defined in the Merger Agreement) to deposit, $4,250,000 in cash into an escrow account (the "Escrow") established pursuant to the terms of that certain Escrow Agreement by and among HK, Shareholders and an escrow agent (the "Escrow Agent") substantially in the form of Exhibit A attached hereto. The Escrow will be available to satisfy any amounts owing to HK pursuant to Section 7(b), and, other than pursuant to this Section 7, HK and its affiliates shall not assert, directly or indirectly, any claim, proceeding or action against the Shareholders with respect to the Merger Agreement or any action or inaction of the Shareholders acting in their capacity as officers, directors, shareholders or employees of the Company occurring prior to the Merger (except claims relating to or arising out of the fraudulent acts or fraudulent omissions by any of the Shareholders). Except as otherwise permitted under the Escrow Agreement, assuming consummation of the transactions contemplated herein and in the Merger Agreement, after the Effective Date, Shareholders shall not assert, directly or indirectly, any claim, proceeding or action against the Company, HIG-HK Investment, Inc. ("Parent") or their affiliates with respect to this Agreement (other than to enforce this Section 7), the Merger Agreement or any action or inaction of the Company, Parent or any of their affiliates relating to or in connection with the Company, the Merger Agreement or this Agreement (except claims relating to or arising out of the fraudulent acts or failure to act by Parent or its affiliates).

          (b) Indemnification of the Company by Shareholders. Subject to the limitations set forth in Section 7(c), after the Effective Date, Shareholders, jointly and severally, will indemnify HK and its affiliates, officers, directors, employees, agents, representatives, successors and assigns and, to the extent Parent is not made whole, Parent (each, an "Indemnitee") and hold each Indemnitee harmless from and against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgement relating solely to any matter described in this
Section 7(b), or in enforcing the indemnity provided by this Section 7(b)) (any such amount being a "Loss"), which such Indemnitee may suffer, sustain or become subject to, as a result of any breach by (i) the

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Company of any  representation  or warranty set forth in Article 3 of the Merger
Agreement or (ii) the Shareholders of any representation or warranty set forth in this Agreement (in each case, determined without regard to any qualifications therein referencing the terms "materiality," "Material Adverse Effect" or "knowledge," or other term of similar import or effect).

          (c) Limitations. Shareholders' indemnification obligation set forth in
Section 7(b) is subject to the following limitations:

               (i) Survival and Notice. Notwithstanding Section 8.1 of the Merger Agreement, for purposes of this Agreement all representations and warranties of the Company in the Merger Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any party, the knowledge of any of such party's officers, directors, stockholders, employees, or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, with respect to the representations and warranties contained in Article 3 of the Merger Agreement, HK shall not be entitled to recover for any Loss pursuant to Section 7(b) unless written notice of a claim thereof is delivered to the Shareholders before the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean March 31, 2001; provided that the Applicable Limitation Date with respect to any Loss arising from or related to a breach of the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), 3.2 (Capitalization; Subsidiaries), 3.3 (Authority Relative to this Agreement), and 3.9 (Taxes) of the Merger Agreement shall be the date of expiration of the statute of limitations applicable to the statute, regulation or other authority which related to such Loss (including extensions or waivers thereof). All statements as to factual matters contained in any certificate or other instrument delivered at the Closing on behalf any Shareholder, the Company or its Subsidiaries shall be deemed to be representations and warranties by such party hereunder as of the Closing Date.

               (ii)  Dollar  Basket.  Shareholders  shall  not be  obligated  to indemnify the Indemnities for any single Loss covered by Section 7(b) (consolidating into any single Loss any series of related events, factors or circumstances giving rise to liability on the same or a substantially related basis) unless such Loss exceeds $250,000, in which case Shareholders shall be obligated to indemnify the Indemnities for the full amount of such Loss (subject to the other limitations set forth in clauses
     (i) and (ii) of this Section 7(c)).

               (iii) Cap. An Indemnitee's remedy for any indemnification claim against the Shareholders pursuant to Section 7(b) shall be limited to and satisfied solely from the Escrow; provided that with respect to any Loss arising from or related to a breach of the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), 3.2 (Capitalization; Subsidiaries), 3.3 (Authority Relative to this Agreement), and 3.9 (Taxes), or in the case of fraud, an Indemnitee's remedy for any

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     indemnification   claim  shall  not  be  limited  to  the  Escrow  and  the
     Shareholders will be obligated to indemnify the Indemnitees for Losses up to the Merger Consideration received by the Shareholders.

          (d) Indemnification Procedures.

               (i) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 7(b) above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim describing such claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time) (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 7(b), except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

               (ii) Control of Defense: Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 7(b), at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnified Party; provided that before the Indemnifying Party assumes control of such defense it must first

               (A) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be surrogate to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

               (B)  furnish  the  Indemnified   Party  with  evidence  that  the
          Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

               (iii) Control of Defense: Exceptions, etc. The Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for

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     such  purpose  at  its  own  expense;  provided  that  notwithstanding  the foregoing, the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

               (A) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

               (B) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

               (C) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

               (iv) Payments. Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 7(d)(v) or is otherwise disputed by the Indemnifying Party, in which case payment shall be made not later than 30 days after the amount of the claim is finally determined in accordance with Section
     7(d)(v). Any payment required under this Section 7(d)(iv) shall bear interest at 8% per annum or, if less, the maximum rate permitted by applicable usury laws from the date that the Indemnified Party incurred the Loss for which indemnification is sought. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such Losses.

               (v) Treatment of Indemnification Payments. Each Party will treat all payments made pursuant to Section 7(b) as adjustments to the purchase price paid for the Shareholders' Non-Rollover Shares (as defined in the Merger Agreement) in connection with consummation of the Merger for all purposes. Each Party agrees to use reasonable efforts to seek recovery under any insurance coverage which such Party may have in respect of any

     Loss; provided that, to the extent not already taken into account, a Party's Loss will include any increased premium which results from seeking such recovery or the occurrence or existence of any fact or circumstance giving rise to such Loss.

               (vi) Other Indemnification Provisions. Each Shareholder hereby agrees that he will not make any claim for indemnification hereunder against the Company by reason of the fact that he was a shareholder, director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or other agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Company against such Shareholder if such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement; it being understood that the foregoing limitation is not intended to apply to any indemnification obligations owed to Shareholders with respect to any action, suit, proceeding, complaint, claim or demand unrelated to this Agreement and the transactions contemplated hereby. Each Shareholder hereby acknowledges that he will have no claims or right to contribution or indemnity from the Company with respect to amounts paid by such Shareholder pursuant to Section 7(b).

          (e) Arbitration Procedures.

               (i) Each Party agrees that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Section 7(b) (the "Disputes"). Nothing in this Section 7(e) shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or availing itself of the other remedies set forth in Section 7(f) below. The Parties hereby agree and acknowledge that, except as otherwise provided in this Section 7(e) or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act, 9 U.S.C. ss. 1 et seq.

               (ii) In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the Party delivering such notice of Dispute (the "Disputing Person") may, within 30 days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the New York office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

               (iii) The Disputing Party, on the one hand, and the other Parties involved therein, on the other hand, each shall select one non-neutral arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "Disputing Party's Arbitrator" and the "Non-Disputing Party's Arbitrator," respectively). In the event that either Party fails to select an arbitrator as set forth herein within ten (10) business days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. The Disputing Party's Arbitrator and the Non- Disputing Party's Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 7(e). If the Disputing Party's Arbitrator and the Non-Disputing Party's Arbitrator are unable to agree on a third arbitrator within twenty (20) days after their selection, the American Arbitration Association shall select the third arbitrator.

               (iv) The arbitrator(s) selected pursuant to subsection (iii) above will determine the allocation of the costs and expenses of arbitration (including, without limitation, each Party's attorneys' fees and cost of investigation) based upon the ratio of the portion of the contested amount not awarded to each Party to the amount contested by such Party. For example, if the Disputing Party submits a claim for $1,000 and if the other Parties involved in the Dispute contest only $500 of the amount claimed by the Disputing Party, and if the arbitrator(s) ultimately resolves the dispute by awarding the Disputing Party $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 40% (i.e., 200 / 500) to the Disputing Party and 60% (i.e., 300 / 500) to the other Parties involved in the Dispute.

               (v) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The arbitration shall be conducted in New York, New York. The arbitrators shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 60 days after the delivery of the Notice of Arbitration nor later than 10 business days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all Parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

               (vi) A Party may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

               (vii)  Any party  required  to make a  payment  pursuant  to this
     Section 7(e) shall pay the party entitled to receive such payment within three days of the delivery of the Final Determination to such responsible party. If any party shall fail to pay the amount of damages, if any, assessed against it within 10 days of the delivery to such party of such award, the unpaid amount shall bear interest from the date of such delivery at 14% per annum or, if less, the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any such award.

          (f) Remedies. The foregoing indemnification provisions shall be the exclusive remedy for the matters set forth in Section 7(b), except in the case of fraud, in which case each Indemnitee shall be able to seek any statutory, equitable or common law remedy it may have.

     8. Non-Competition. As a condition precedent to HK's obligation to enter into and perform its obligations under the Merger Agreement, each Shareholder agrees that:

          (a) For a period of five (5) years after the Closing Date (the "Non-Competition Period"), such Shareholder shall not, directly or indirectly, either for himself or for any other person, "participate" anywhere in the world in the business as currently conducted by or as proposed to be conducted by the Company and its Subsidiaries, including but not limited to the design, manufacture, marketing, distribution, licensing and sale of children's and teen's (i.e. ages 0-21) apparel or accessories (the "Business"). For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, that the term "participate" shall not include ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market or the continued participation by the Shareholder on the Board of Directors of any company in which he serves as of the date hereof.

          (b) During the Non-Competition Period, such Shareholder will not divulge or appropriate for his own use, or for the use of any third party, any secret or confidential information or knowledge obtained by such Shareholder concerning the Business. This obligation of secrecy shall not apply to information which (i) is or becomes part of the public domain other than through breach of this Agreement or through the fault of such Shareholder from an unaffiliated source, which source has no obligation of secrecy to the Company,
(ii) is required to be disclosed by law or government order (but only to the extent so required), or (iii) is used by such Shareholder in any other lines of business (but only to the extent so used).

          (c) During the five-year period following the Closing Date, such Shareholder shall not solicit the employment (in any capacity) of or hire directly or through another entity any employee of the Business or any person who was an employee of the Business during the one year period immediately preceding the date of such solicitation or hire without the prior written consent of the Company and Parent.

          (d) If at the time of enforcement of this Section 8, a court holds that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

          (e) Such Shareholder recognizes and affirms that in the event of breach of any of the provisions of this Section 8, money damages would be inadequate and the Company and its affiliates would have no adequate remedy at law. Accordingly, such Shareholder agrees that the Company and its affiliates shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and such Shareholder's obligations under this Section 10 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of Section 8 (including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 8 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by such Shareholder of any of the provisions of this Section 8 the running of the Non-Competition Period (but not of such Shareholder's obligations under this Section 8) shall be tolled with respect to such Shareholder during the continuance of any actual breach or violation.

     9. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as HK may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder's Shares as contemplated by Section 3. HK agrees to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act).

     10. Termination and Alternate Transaction Fee. The Shareholders agree that in the event the Company is required to pay a Termination Fee pursuant to
Section 7.3 of the Merger Agreement, the Shareholders shall jointly and severally pay to HK $1.5 million in cash within ten days of the date such Termination Fee becomes due and owing. In addition to the above payment, the Shareholders agree that in the event the Company is required to pay a Termination Fee pursuant to Section 7.3 of the Merger Agreement, the Shareholders shall jointly and severally pay to HK in cash an Alternate Transaction Fee at the closing of an Alternate Transaction. An "Alternate Transaction" shall mean a transaction that closes within twelve months of the date of the termination of the Merger Agreement wherein any of the Shareholders sell shares in the Company to a person other than HK or an affiliate of HK. The "Alternative Transaction Fee" shall mean the product of (i) 90%, multiplied by
(ii) the total number of shares sold by the Shareholders in an Alternate Transaction, multiplied by (iii) the excess of (a) the price per share to be received plus any other consideration to be received in any form (including without limitation earn-out payments, bonus payments, excess compensation payments, etc.) by the Shareholders in an Alternate Transaction over (b) $7.164.

     11. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, HK shall have the right to assign its rights, interests and obligations hereunder to Parent and any of its affiliates at its sole option and without the prior written consent of the other parties hereto; provided that no such assignment shall relieve HK of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12. General Provisions.

          (a) Payments. All payments required to be made to any party to this Agreement shall be made by Wire Transfer to an account designated by such party at least one trading day prior to such payment.

          (b) Expenses. Subject to the terms of the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i) if to HK, to

                   HK Merger Corp.
                   c/o H.I.G. Capital, LLC
                   1001 Brickell Bay Drive
                   27th Floor
                   Miami, FL 33137
                   Attention:       John R. Black
                   Rick Rosen
                   Facsimile: (305) 379-2013

                   with a copy to:

                   Kirkland & Ellis
                   200 East Randolph Drive
                   Chicago, IL 60601
                   Attention:       James L. Learner, P.C.
                   Facsimile:       (312) 861-2200

                                    and

               (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto with a copy to:

                   Buchanan Ingersoll, P.C.
                   College Centre
                   500 College Road East
                   Princeton, NJ 08540
                   Attention:       David J. Sorin, Esq.
                   Facsimile:       (609) 520-0360

          (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation, the letter agreement dated July 9, 1999 between H.I.G. Capital, LLC and the Majority Shareholders (as such term is defined therein)and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

          (i) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Shareholder nor HK shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

     13. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

     14. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States. This being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     16. Termination. The provisions of Sections 3, 4, 5, 6, 7, 8 and 9 shall terminate automatically and be of no further force and effect upon the termination of the Merger Agreement.

                                    * * * * *

          IN WITNESS WHEREOF, each of the Company and HK has caused this Agreement to be signed by its officer hereunto duly authorized and each Shareholder (or the appropriate officer of a Shareholder) has signed this Agreement, all as of the date first written above.

                                             HK MERGER CORP.


                                                 /s/ Sami Mnaymneh
                                             By:-------------------------------
                                                 Name:  Sami Mnaymneh
                                                 Title: President


                                             SHAREHOLDERS:


                                             /s/ Jack M. Benun
                                             ----------------------------------
                                             Jack M. Benun


                                             /s/ Mark J. Benun
                                             ----------------------------------
                                             Mark J. Benun


                                             /s/ Isaac Levy
                                             ----------------------------------
                                             Isaac Levy

                                                                      SCHEDULE A



                                                        Number of options to
                                                        purchase the Company
  Shareholder and Address      Total Shares                 Common Stock
--------------------------   ------------------     ---------------------------
Jack M. Benun                 6,587,500 (1)                       0

Mark J. Benun                 3,293,750                           0

Isaac Levy                    1,162,500                     100,000




------------------------------------
(1) Includes 3,293,750 shares of Common Stock owned of record by Mark J. Benun, as to which shares Jack Benun exercises voting power. Also includes 300,000 shares of Common Stock owned beneficially and of record by Jack M. Benun Family, L.P., of which Mr. Benun is the general partner with a one percent (1%) interest, and each of Mr. Benun's three daughters is a limited partner with a 33% interest.



                               Schedule A, Page 1